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Exhibit 4.1
CONFORMED COPY

ARCHIBALD CANDY CORPORATION

STOCKHOLDERS AGREEMENT

Dated as of November 1, 2002

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8.	AMENDMENT, TERMINATION, ETC.	14
8.1.	No Oral Modifications	14
8.2.	Written Modifications	14
8.3.	Termination	14
9.	MISCELLANEOUS.	14
9.1.	Initial Stockholders	14
9.2.	Authority; Effect	15
9.3.	Notices	15
9.4.	Binding Effect, etc	15
9.5.	Descriptive Headings	15
9.6.	Counterparts	15
9.7.	Severability	15
10.	GOVERNING LAW, ARBITRATION.	15
10.1.	Governing Law	15
10.2.	Consent to Jurisdiction	15
10.3.	WAIVER OF JURY TRIAL	16
10.4.	Exercise of Rights and Remedies	16

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Archibald Candy Corporation
Stockholders Agreement
November 1, 2002

ARCHIBALD CANDY CORPORATION

STOCKHOLDERS AGREEMENT

        This STOCKHOLDERS AGREEMENT is made as of November 1, 2002 by and among Archibald Candy Corporation, a Delaware corporation formerly known as Archibald Acquisition Corp. (the "Company"), and the Stockholders (as defined below) from time to time party hereto.

        WHEREAS, pursuant to the Debtors' Second Amended Joint Plan of Reorganization dated September 23, 2002 (the "Plan") filed jointly by Fannie May Holdings, Inc., a Delaware corporation, and Archibald Candy Corporation, an Illinois corporation ("Old Archibald"), with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and confirmed by the Bankruptcy Court on September 24, 2002, Old Archibald was required to merge with and into the Company, with the Company as the surviving corporation;

        WHEREAS, pursuant to the Merger Agreement dated as of October 31, 2002 (the "Merger Agreement") between Old Archibald and the Company, Old Archibald merged with and into the Company, with the Company as the surviving corporation (the "Merger"), all as required by the Plan;

        WHEREAS, pursuant to the Plan and the Merger Agreement, upon the effectiveness of the Merger, (a) all shares of capital stock of, and other equity interests in, Old Archibald, (b) all options, warrants and other securities convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, Old Archibald and (c) all redemption, conversion, exchange, voting, participation and dividend rights and liquidation preferences relating to any of the foregoing, were cancelled;

        WHEREAS, pursuant to the Plan and the Merger Agreement, upon the effectiveness of the Merger, the Company distributed to the Initial Stockholders an aggregate of 276,157 shares of the Company's common stock, $.01 par value per share (the "Common Stock");

        WHEREAS, pursuant to the Plan, the Company is required to establish, within 30 days after the date of the Merger, a stock option plan (the "Initial Management Incentive Plan") pursuant to which the Company may from time to time issue to its directors, officers and employees Options (as defined below) to purchase up to 5% of the shares of Common Stock issued pursuant to the Plan (and those shares available under the Plan);

        WHEREAS, the Company may from time to time establish additional stock options plans (collectively with the Initial Management Incentive Plan, the "Management Incentive Plans") pursuant to which the Company may from time to time issue Options to purchase shares of Common Stock;

        WHEREAS, the parties believe that it is in their best interest to set forth their agreements on certain matters;

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    DEFINITIONS; CERTAIN RULES OF CONSTRUCTION; EFFECTIVENESS.    Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) references to a particular Section include all subsections thereof, (c) the word "including" shall be construed as "including without limitation", (d) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (e) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement and (f) references to "the date hereof" mean the date first set forth above. This Agreement shall become effective on the Effective Date.

        "Adverse Claim" is defined in section 8-102 of the Uniform Commercial Code as in effect in the State of Delaware.

        "Affiliate" means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person, and (b) if such specified Person is an individual, any Member of the Immediate Family of such specified Person; provided, however, that for purposes of this definition, (i) "control", as used with respect to any Person, means the power to, directly or indirectly, direct the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and (ii) the terms "controls" and "controlled" have correlative meanings.

        "Agreement" means this Stockholders Agreement as from time to time amended, modified and in effect.

        "Bankruptcy Court" is defined in the recitals to this Agreement.

        "Board" means the Board of Directors of the Company.

        "Call Notice" is defined in Section 4.4.

        "Call Option" is defined in Section 4.1.

        "Call Option Exercise Period" is defined in Section 4.4.

        "Cause" means, at any time with respect to any Employee Investor, Cause (as defined in any employment agreement then in effect between such Employee Investor and the Company or any of its Subsidiaries); provided, however, that if there is no such meaning in such employment agreement or there is no such employment agreement then in effect, then "Cause" shall mean, with respect to such Employee Investor, any of the following events or conditions, as determined by the Board in its reasonable discretion:

          (a)  the refusal or failure by such Employee Investor (i) to perform (other than by reason of disability) the duties and responsibilities of such Employee Investor to the Company or any of its Affiliates or (ii) to follow or carry out any reasonable direction of the Board, and the continuance of such refusal or failure for a period of 10 days after notice from the Board to such Employee Investor;

          (b)  the material negligence in the performance by such Employee Investor of the duties and responsibilities of such Employee Investor to the Company or any of its Affiliates, and the continuance of such negligence for a period of 10 days after notice from the Board to such Employee Investor;

          (c)  the material breach by such Employee Investor of any provision of any agreement to which such Employee Investor, on one hand, and the Company or any of its Affiliates, on the other hand, are party;

          (d)  the commission of fraud, embezzlement, theft or other dishonesty by such Employee;

          (e)  the conviction of such Employee Investor of, or the plea by such Employee Investor of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; or

          (f)    any other conduct that involves a breach of fiduciary obligation on the part of such Employee Investor or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates;

        "Common Stock" is defined in the recitals to this Agreement.

        "Company" is defined in the preamble to this Agreement.

        "Convertible Securities" means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into, or exercisable or exchangeable for, shares of Common Stock.

        "Commission" means the Securities and Exchange Commission.

        "Competitor" means (a) any Person (other than the Company and its Subsidiaries) that engages primarily in the business of manufacturing or marketing chocolates or other confectionary items and (b) any Affiliate of any such Person.

        "Cost" means, for any security, the price paid to the issuer for such security.

        "Drag-Along Notice" is defined in Section 3.2.1.

        "Drag-Along Purchaser" means, with respect to any Drag-Along Sale, any Person that is not an Affiliate of any Initiating Drag-Along Seller in such Drag-Along Sale.

        "Drag-Along Sale" is defined in Section 3.2.1.

        "Drag-Along Sellers" is defined in Section 3.2.1.

        "Effective Date" means the date on which the Plan becomes effective by order of the Bankruptcy Court.

        "Employee Investor" means each Stockholder that is a director, officer or employee of the Company or any of its Subsidiaries.

        "Employee Investor Shares" means, with respect to any Employee Investor:

          (a)  all shares of Common Stock originally issued to, or issued with respect to Shares originally issued to, or held by, such Employee Investor, whenever issued, including all shares of Common Stock issued pursuant to the exercise of any Option; and

          (b)  all Options originally granted or issued to such Employee Investor.

        "Equivalent Shares" means, at any time:

          (a)  with respect to any shares of Common Stock then outstanding, such number of shares of Common Stock;

          (b)  with respect to any Options or Convertible Securities then outstanding, the maximum number of shares of Common Stock into which or for which such Options or Convertible Securities may at the time be converted, exercised or exchanged (or which will become convertible, exercisable or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

        "Escrow Agent" is defined Section 7.2.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Fair Market Value" means, as of any date with respect to any Share, the Board's good-faith determination of the fair value of such Share as of such date.

        "Initial Management Incentive Plan" is defined in the recitals to this Agreement.

        "Initial Stockholders" means each Person that received shares of Common Stock pursuant to the Plan.

        "Initiating Drag-Along Sellers" means any Stockholder, or group of Stockholders, that owns in the aggregate at least 58% of the Shares.

        "Initiating Seller" means each Initiating Tag-Along Seller and each Initiating Drag-Along Seller.

        "Initiating Tag-Along Seller" is defined in Section 3.1.1.

        "Issuance" means (a) any agreement by the Company with any Person providing for the issuance of any securities and (b) any issuance, grant or sale by the Company to any Person of any securities.

        "Management Incentive Plans" is defined in the recitals to this Agreement.

        "Member of the Immediate Family" means, with respect to any individual, (a) each spouse and each child or other descendant of such individual, (b) each trust, family limited partnership or similar entity created solely for the benefit of one or more of the Persons described in clause (a) above and their respective spouses and (c) each custodian or guardian of any property of one or more of the Persons described in clauses (a) and (b) above in his capacity as such custodian or guardian.

        "Merger" is defined in the recitals to this Agreement.

        "Merger Agreement" is defined in the recitals to this Agreement.

        "Old Archibald" is defined in the recitals to this Agreement.

        "Options" means any options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

        "Participating Drag-Along Seller" is defined in Section 3.2.1.

        "Participating Preemptive Rights Purchaser" is defined in Section 5.3.

        "Participating Seller" means each Participating Tag-Along Seller and each Participating Drag-Along Seller.

        "Participating Tag-Along Seller" is defined in Section 3.1.2.

        "Person" means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

        "Plan" is defined in the recitals to this Agreement.

        "Preemptive Rights Offeree" is defined in Section 5.2.

        "Preemptive Rights Offer Notice" is defined in Section 5.2.

        "Preemptive Rights Portion" means, with respect to any Preemptive Rights Offeree in connection with any Issuance, the product of (a) the number or amount, as applicable, of the Subject Securities to be included in such Issuance multiplied by (b) the percentage of the total number of outstanding Equivalent Shares held by such Preemptive Rights Offeree immediately prior to giving effect to such Issuance.

        "Price Per Equivalent Share" means the Board's good-faith determination of the price per Equivalent Share of any Convertible Securities or Options which are the subject of an Issuance pursuant to Section 5.

        "Public Offering" means a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

        "Purchaser" means each Tag-Along Purchaser and Drag-Along Purchaser.

        "Qualified Public Offering" means a Public Offering in which the number of shares of Common Stock sold represents at least 33 1/3% of the shares of the Common Stock outstanding immediately after the consummation of such Public Offering.

        "Rule 144" means Rule 144 under the Securities Act.

        "Sale" means each Tag-Along Sale and Drag-Along Sale.

        "Sale of the Enterprise" means:

          (a)  any sale or other transfer of 50% or more of the assets of the Company and its Subsidiaries, taken as a whole;

          (b)  any sale by the Company to any Person of securities representing 50% or more of the voting power of, or economic interests in, the Company immediately after giving effect to such sale;

          (c)  any consolidation, merger or other business combination of the Company with any other Person, whether or not the Company is the surviving entity in such transaction, if, immediately after giving effect to such transaction (and all other transactions related thereto or contemplated thereby), the stockholders of the Company immediately prior to such transaction do not own, directly or indirectly, securities representing 50% or more of the outstanding voting power of, and economic interests in, the surviving entity; or

          (d)  any liquidation, dissolution, winding-up or bankruptcy of the Company, whether voluntary or involuntary.

        "Securities Act" means the Securities Act of 1933.

        "Seller" means each Tag-Along Seller and Drag-Along Seller.

        "Shares" means all Common Stock, Options and Convertible Securities.

        "Stockholder" means each Initial Stockholder (whether or not such Initial Stockholder has executed this Agreement) and each other Person that holds any Shares from time to time.

        "Subject Securities" means:

          (a)  any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company; and

          (b)  any Options for the purchase of (i) any shares of capital stock of the Company or (ii) any securities convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company.

        "Subordinated Promissory Note" is defined in Section 4.5.

        "Subscriber" is defined in Section 5.2(a).

        "Subsidiary" means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or other similar interests or (c) be a general partner, managing member or joint venturer.

        "Tag-Along Initiation Notice" is defined in Section 3.1.1.

        "Tag-Along Offeree" is defined in Section 3.1.1.

        "Tag-Along Participation Notice" is defined in Section 3.1.2.

        "Tag-Along Percentage" means, with respect to any Tag-Along Sale, the quotient (expressed as a percentage) of (a) the aggregate number of Shares to be purchased from the Initiating Tag-Along Sellers in such Tag-Along Sale, divided by (b) the aggregate number of Shares held by the Initiating Tag-Along Sellers.

        "Tag-Along Purchaser" means, with respect to any Tag-Along Sale, any Person that is not an Affiliate of any Initiating Tag-Along Seller in such Tag-Along Sale.

        "Tag-Along Sale" is defined in Section 3.1.1.

        "Tag-Along Sellers" is defined in Section 3.1.2.

2.    VOTING AGREEMENTS.

        2.1.    Election of Directors.    Each Stockholder agrees to cast all votes to which such Stockholder is entitled at the time of such vote in respect of the Shares held by such Stockholder, whether at any annual or special meeting, by written consent or otherwise:

          (a)  to fix the number of directors constituting the Board at such number as may be designated from time to time by the Stockholders holding at least a majority of the shares of Common Stock then outstanding; provided, however, that the number of directors constituting the Board (i) shall initially be five and (ii) shall in no event be less than five; and

          (b)  to elect the chief executive officer of the Company as a director of the Company.

        2.2.    Sale of the Enterprise.    Upon any vote of stockholders with respect to any proposed Sale of the Enterprise, each Stockholder that is a Competitor agrees that such Stockholder will cast all votes to which such Stockholder is entitled at the time of such vote in respect of the Shares held by such Stockholder, whether at any annual or special meeting, by written consent or otherwise, proportionately with the votes cast by all other stockholders of the Company that are not Competitors, such that the ratio of votes for and against such proposed Sale of the Enterprise shall be the same immediately before and after giving effect to the votes cast by such Stockholder.

        2.3.    No Contravention.    The Company agrees not to give effect to any action by any Stockholder which is in contravention of this Section 2.

3.    TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS.

        3.1.    Tag-Along Rights.

          3.1.1.    Offer to Exercise.    If any Stockholder or group of Stockholders (each, an "Initiating Tag-Along Seller"), proposes to sell, assign or otherwise transfer for value to any Tag-Along Purchaser, in a single transaction or a series of related transactions, an aggregate number of Shares that constitutes at least 35% of all Shares outstanding on the date of such transaction (the "Tag-Along Sale") (or, if the Tag-Along Sale is a series of related transactions, on the date of the first transaction in such series), then the Initiating Tag-Along Sellers shall furnish a written notice (the "Tag-Along Initiation Notice") to each other Stockholder (each, a "Tag-Along Offeree") at least five business days prior to the Tag-Along Sale. The Tag-Along Initiation Notice shall include:

          (a)  the principal terms of the Tag-Along Sale insofar as such terms relate to the Shares, including (i) the number of Shares to be purchased from each Initiating Tag-Along Seller, (ii) the Tag-Along Percentage, (iii) the maximum and minimum per Share purchase price and (iv) the name and address of the prospective Tag-Along Purchaser; and

          (b)  an invitation to each Tag-Along Offeree to make an offer to include in the Tag-Along Sale to such prospective Tag-Along Purchaser an additional number of Shares held by such Tag-Along Offeree that does not exceed the Tag-Along Percentage of the total number of Shares held by such Tag-Along Offeree, on the same terms and conditions with respect to each Share sold as each Initiating Tag-Along Seller shall sell each of its Shares.

          3.1.2.    Exercise.    Within five business days after the effectiveness of the Tag-Along Initiation Notice, each Tag-Along Offeree desiring to make an offer to include Shares in the Tag-Along Sale (each, a "Participating Tag-Along Seller"; and collectively with the Initiating Tag-Along Sellers, the "Tag-Along Sellers") shall furnish a written notice (the "Tag-Along Participation Notice") to the Initiating Tag-Along Sellers offering to include an additional number of Shares held by such Participating Tag-Along Offeree that does not exceed the Tag-Along Percentage of the total number of Shares held by such Participating Tag-Along Offeree which such Participating Seller desires to have included in the Tag-Along Sale. Each Tag-Along Offeree who does not furnish a Tag-Along Participation Notice to the Initiating Tag-Along Sellers in accordance with the immediately preceding sentence, shall be deemed to have waived all of the rights of such Tag-Along Offeree with respect to the Tag-Along Sale, and the Tag-Along Sellers shall thereafter be free to sell to the Tag-Along Purchaser, at a per Share price no greater than the maximum per Share price set forth in the Tag-Along Initiation Notice and on other principal terms which are not materially more favorable to the Tag-Along Sellers than those set forth in the Tag-Along Initiation Notice, without any further obligation to such Tag-Along Offeree.

          3.1.3.    Reduction of Shares.    The Initiating Tag-Along Sellers shall attempt to obtain the inclusion in the Tag-Along Sale of the entire number of Shares which the Tag-Along Sellers desire to have included in the Tag-Along Sale (as evidenced in the case of each Initiating Tag-Along Seller by the Tag-Along Initiation Notice and in the case of each Participating Tag-Along Seller by its Tag-Along Participation Notice). If the Initiating Tag-Along Sellers shall be unable to obtain the inclusion of such entire number of Shares in the Tag-Along Sale, then the number of Shares to be sold by each Tag-Along Seller in the Tag-Along Sale shall equal the quotient of:

          (a)  the number of Shares which such Tag-Along Seller desires to have included in the Tag-Along Sale (as evidenced in the case of each Initiating Tag-Along Seller by the Tag-Along Initiation Notice and in the case of each Participating Tag-Along Seller by its Tag-Along Participation Notice); divided by

          (b)  the total number of Shares which the Tag-Along Sellers desire to have included in the Tag-Along Sale (as evidenced in the case of each Initiating Tag-Along Seller by the Tag-Along Initiation Notice and in the case of each Participating Tag-Along Seller by its Tag-Along Participation Notice).

          3.1.4.    Obligation to Participate; Avoidance of Tag-Along Initiation Notice.    The offer of each Participating Tag-Along Seller contained in its Tag-Along Participation Notice shall be irrevocable, and, to the extent such offer is accepted, such Participating Tag-Along Seller shall be bound and obligated to sell in the Tag-Along Sale on the same terms and conditions, with respect to each Share sold, as each Initiating Tag-Along Seller shall sell each of its Shares, up to such number of Shares as such Participating Tag-Along Seller shall have specified in its Tag-Along Participation Notice; provided, however, that:

          (a)  if the principal terms of the Tag-Along Sale change with the result that (i) the per Share price shall be less than the minimum per Share price set forth in the Tag-Along Initiation Notice or (ii) the other principal terms shall be materially less favorable to the Tag-Along Sellers than those set forth in the Tag-Along Initiation Notice, then each Participating Tag-Along Seller shall be permitted to withdraw the offer contained its Tag-Along Participation Notice and shall be released from its obligations thereunder;

          (b)  if the principal terms of the Tag-Along Sale change with the result that (i) the per Share price shall be greater than 105% of the maximum per Share price set forth in the Tag-Along Initiation Notice or (ii) the other principal terms shall be materially more favorable to the Tag-Along Sellers than those set forth in the Tag-Along Initiation Notice, then (A) the Tag-Along Initiation Notice shall be null and void and (B) the consummation of the Tag-Along Sale shall be subject to the satisfaction anew of the requirements of this Section 3.1, including the issuance of a new Tag-Along Initiation Notice; and

          (c)  if, at the end of the 45th day following the date of effectiveness of the Tag-Along Initiation Notice, the Initiating Tag-Along Sellers have not completed the Tag-Along Sale, then: (i) each Participating Tag-Along Seller shall be released from its obligations under its Tag-Along Participation Notice; (ii) the Tag-Along Initiation Notice shall be null and void; and (iii) the consummation of the Tag-Along Sale shall be subject to the satisfaction anew of the requirements of this Section 3.1, including the issuance of a new Tag-Along

  Initiation Notice; in each case unless the failure to complete the Tag-Along Sale resulted from the failure by any Participating Tag-Along Seller to comply with the terms of this Section 3.1.

        3.2.    Drag-Along Rights.

          3.2.1.    Exercise.    If the Initiating Drag-Along Sellers propose to sell, assign or otherwise transfer for value to any Drag-Along Purchaser all the Shares held by the Initiating Drag-Along Sellers on the date of such transaction (the "Drag-Along Sale"), then the Initiating Drag-Along Sellers shall furnish a written notice (the "Drag-Along Notice") to each other Stockholder (each a "Participating Drag-Along Seller"; and collectively with the Initiating Drag-Along Sellers, the "Drag-Along Sellers") at least five business days prior to the Drag-Along Sale. The Drag-Along Notice shall include the principal terms of the Drag-Along Sale insofar as such terms relate to the Shares, including (a) the per Share purchase price and (b) the name and address of the prospective Drag-Along Purchaser. If the Initiating Drag-Along Sellers consummate the Drag-Along Sale described in the Drag-Along Notice, then each Participating Drag-Along Seller shall be bound and obligated to sell in the Drag-Along Sale all the Shares held by such Participating Drag-Along Seller on the same terms and conditions with respect to each Share sold as each Initiating Drag-Along Seller shall sell each of its Shares.

          3.2.2.    Avoidance of Drag-Along Initiation Notice.    If, at the end of the 45th day following the date of effectiveness of the Drag-Along Notice, the Initiating Drag-Along Sellers have not completed the Drag-Along Sale, then: (a) each Participating Drag-Along Seller shall be released from its obligations under the Drag-Along Notice; (b) the Drag-Along Notice shall be null and void; and (c) the consummation of the Drag-Along Sale shall be subject to the satisfaction anew of the requirements of this Section 3.2, including the issuance of a new Drag-Along Notice; in each case unless the failure to complete the Drag-Along Sale resulted from the failure by any Participating Drag-Along Seller to comply with the terms of this Section 3.2.

        3.3.    Certain Legal Requirements.    If (a) the consideration to be paid in exchange for Shares in any Sale pursuant to this Section 3 includes any securities and (b) the receipt of such securities by any Participating Seller would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Seller of any information regarding the Company, such securities or the issuer of such securities, then such Participating Seller shall not have the right or, subject to the proviso to this sentence, the obligation to sell Shares in such Sale; provided, however, that in such event, the Initiating Sellers in such Sale shall have the right, but not the obligation, to cause to be paid to such Participating Seller in lieu of such securities, and against surrender to the Initiating Sellers of the Shares which would have otherwise been sold by such Participating Seller to the Purchaser in such Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been delivered in exchange for such Shares.

        3.4.    Further Assurances.    Each Participating Seller, whether in the capacity of a Participating Seller or a director, officer or stockholder of the Company, or otherwise, shall take, or cause to be taken, all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to this Section 3 and any related transactions, including: (a) executing, acknowledging and delivering consents, assignments, waivers and other documents and instruments; (b) furnishing information and copies of documents; (c) filing applications, reports, returns, filings and other documents and instruments with governmental authorities; and (d) cooperating with each of the Initiating Sellers in such Sale and the Purchaser in such Sale; provided, however, that no Participating Seller shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Purchaser in such Sale except to the extent provided in the immediately succeeding sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver in connection with such Sale such agreements as may be reasonably specified by the Initiating Sellers in such Sale, provided that such Initiating Sellers will also be party to such agreements, including agreements: (i) to make individual representations, warranties, covenants and other agreements as to (A) the delivery by such Participating Seller of unencumbered title to the Shares held by such Participating Seller upon the closing of such Sale, (B) the power, authority and legal right of such Participating Seller to transfer such Shares and (C) the absence of any Adverse Claim with respect to such Shares; (ii) to be liable without limitation as to such representations, warranties, covenants and other agreements; and (iii) to be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries; provided, however, that the aggregate amount of liability described in this clause (iii) in connection with any Sale shall not exceed the lesser of (1) such Participating Seller's pro rata portion of any such liability, to be determined in accordance with such Participating Seller's portion of the total number of Shares included in such Sale, or (2) the proceeds to such Participating Seller in connection with such Sale.

        3.5.    Sale Process.    The Initiating Sellers in any Sale shall, in their sole discretion, decide the terms and conditions of such Sale and whether or not to pursue, consummate, postpone or abandon such Sale. None of the Initiating Sellers and their Affiliates shall have any liability to any other Stockholder arising from, relating to, or in connection with, the terms and conditions of any Sale or the pursuit, consummation, postponement, abandonment of such Sale, except to the extent that such Initiating Seller shall have failed to comply with the provisions of this Section 3.

        3.6.    Treatment of Options.    If any Participating Seller shall sell any Option in any Sale pursuant to this Section 3, such Participating Seller shall receive in exchange for such Option consideration equal to the product of:

          (a)  the excess, if any, of (i) the price per share of Common Stock received by the Initiating Sellers in such Sale minus (ii) the exercise price per share of such Option; multiplied by

          (b)  the number of shares of Common Stock issuable upon exercise of such Option (to the extent exercisable at the time of such Sale);

provided, however, that such consideration shall be subject to reduction for any tax or other amounts required to be withheld under applicable law.

        3.7.    Expenses.    All reasonable costs and expenses incurred by any Initiating Seller or the Company in connection with any Sale pursuant to this Section 3 (whether or not consummated), including all attorneys' fees and expenses, all accounting fees and expenses and all finders, brokerage and investment banking fees, charges and commissions, shall be paid by the Company; provided, however, that all finders, brokerage and investment banking fees, charges and commissions incurred by or on behalf of any Initiating Tag-Along Seller in connection with any Tag-Along Sale pursuant to Section 3.1 (whether or not consummated) shall be borne by such Initiating Tag-Along Seller. The reasonable fees and expenses of a single legal counsel representing any or all of the Participating Sellers in connection with any Sale pursuant to this Section 3 (whether or not consummated) shall be paid by the Company; provided, however, that any other costs and expenses incurred by or on behalf of any Participating Seller in connection with any Sale pursuant to this Section 3 (whether or not consummated) shall be borne by such Participating Seller.

        3.8.    Closing.    The closing of any Sale pursuant to this Section 3 shall take place at such time and place as the Initiating Sellers shall specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Shares to be sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

        3.9.    Termination.    The provisions of this Section 3 shall terminate on the earlier of (a) a Qualified Public Offering and (b) the termination of this Agreement in accordance with Section 8.3.

4.    OPTION TO PURCHASE EMPLOYEE INVESTOR SHARES.

        4.1.    Call Option.    Except as the Company may otherwise agree, upon the termination of any Employee Investor's employment with the Company and its Subsidiaries, the Company shall have the right (the "Call Option") to purchase from such Employee Investor and the other Stockholders holding Employee Investor Shares of such Employee Investor, all or any portion of the Employee Investor Shares of such Employee Investor on the terms set forth in this Section 4.

        4.2.    Termination.

          4.2.1.    Death; Disability; Termination by Company Without Cause.

          (a)  If such Employee Investor's employment with the Company and its Subsidiaries (i) terminates as a result of the death or disability of such Employee Investor or (ii) is terminated by the Company without Cause, then the Company may purchase all or any portion of the Employee Investor Shares of such Employee Investor at a price per Share equal to the Fair Market Value of such Employee Investor Shares.

          (b)  Subject to the provisions of Section 4.6, if Employee Investor Shares are purchased pursuant to Section 4.2.1(a), then the Company will pay for such Employee Investor Shares by (i) paying to the holder thereof at least 50% of the purchase price of such Employee Investor Shares in cash, as determined by the Board, and (ii) issuing to such holder a Subordinated Promissory Note in a principal amount equal to the balance of the purchase price of such Employee Investor Shares.

          4.2.2.    Termination by Company for Cause.

          (a)  If such Employee Investor's employment with the Company and its Subsidiaries is terminated by the Company for Cause, then the Company may purchase all or any portion of the Employee Investor Shares of such Employee Investor at a price per Share equal to the lesser of (i) the Cost of such Employee Investor Shares or (ii) the Fair Market Value of such Employee Investor Shares.

          (b)  If Employee Investor Shares are purchased pursuant to Section 4.2.2(a), then, unless the Board determines otherwise, then the Company will pay for such Employee Investor Shares by issuing to the holder thereof a Subordinated Promissory Note in a principal amount equal to the purchase price of such Employee Investor Shares.

          4.2.3.    Termination by Holder.

          (a)  If such Employee Investor's employment with the Company and its Subsidiaries is terminated by such Employee Investor for any reason other than the death or disability of such Employee Investor, then the Company may purchase all or any portion of the Employee Investor Shares of such Employee Investor at a price per Share equal to the lesser of (i) the Cost of such Employee Investor Shares or (ii) the Fair Market Value of such Employee Investor Shares.

          (b)  Subject to the provisions of Section 4.6, if Employee Investor Shares are purchased pursuant to Section 4.2.3(a), then the Company will pay for such Employee Investor Shares by (i) paying to the holder thereof at least 50% of the purchase price of such Employee Investor Shares in cash, as determined by the Board, and (ii) issuing to such holder a Subordinated Promissory Note in a principal amount equal to the balance of the purchase price of such Employee Investor Shares.

        4.3.    Treatment of Options.    If any Stockholder shall sell any Option to the Company pursuant to this Section 4, such Stockholder shall receive in exchange for such Option consideration equal to the product of:

          (a)  the excess, if any, of (i) the price per share of Common Stock determined as set forth in Section 4.2 minus (ii) the exercise price per share of such Option; multiplied by

          (b)  the number of shares of Common Stock issuable upon exercise of such Option (to the extent exercisable at the time of such Sale);

provided, however, that such consideration shall be subject to reduction for any tax or other amounts required to be withheld under applicable law.

        4.4.    Exercise.    Upon the termination of any Employee Investor's employment with the Company and its Subsidiaries, the Company may exercise the Call Option in respect of any Employee Investor Shares of such Employee Investor by delivery of a written notice of such exercise (the "Call Notice") to the Stockholder holding such Employee Investor Shares within 90 days of the effectiveness of the termination of Employee Investor's employment (the "Call Option Exercise Period"). The Call Notice (a) shall state that the Company has elected to exercise the Call Option and (b) shall set forth the number and price of the Employee Investor Shares with respect to which the Call Option is being exercised.

        4.5.    Subordinated Promissory Note.    Any subordinated promissory note issued pursuant to this Section 4 (each a "Subordinated Promissory Note") shall be subordinated to all other funded debt of the Company and its Subsidiaries on terms reasonably satisfactory to the Company and the lenders under the Company's senior credit facility. The principal of each Subordinated Promissory Note will be due and payable in five equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such Subordinated Promissory Note, and interest will accrue thereon at a rate equal to the applicable federal rate on the date of issuance and be payable annually in arrears, in each case subject to the provisions of Section 4.6. Each Subordinated Promissory Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

        4.6.    Cash Payments.    If (a) any payment of cash required upon the sale of any Employee Investor Shares to the Company upon the exercise of the Call Option or (b) any payment on a Subordinated Promissory Note issued pursuant to this Section 4, would (i) constitute, result in, or give rise to any breach or violation of, or any default or right or cause of action under, any applicable statute, rule or regulation or any agreement to which the Company or any of its Subsidiaries is, from time to time, a party or (ii) in the good-faith judgment of the Board, leave the Company and its Subsidiaries with less cash than is necessary to operate the business of the Company and its Subsidiaries in the ordinary course of business, then: (A) in the case of a cash payment due at a closing of any sale of any Employee Investor Shares to the Company upon the exercise of the Call Option, the Company will issue a Subordinated Promissory Note in the aggregate principal amount of such payment; and (B) in the case of the cash payment in respect of a Subordinated Promissory Note issued pursuant to this Section 4, notwithstanding any of the provisions of such Subordinated Promissory Note, including the stated maturity of such Subordinated Promissory Note and the stated date on which interest payments are due, such payment will not become due and payable until such time as such payment can be made without violating any such applicable statute, rule or regulation or agreement and not resulting in the Company and its Subsidiaries having less cash than the Board determines is necessary to operate the business as contemplated above.

        4.7.    Closing.    The closing of any sale of Employee Investor Shares pursuant to this Section 4 shall take place as soon as reasonably practicable, and in no event later than 30 days, after termination of the applicable Call Option Exercise Period at the principal office of the Company, or at such other time and location as the parties to such sale may mutually determine. At the closing of any sale of Employee Investor Shares pursuant to the exercise of the Call Option: (a) each Stockholder holding Employee Investor Shares to be sold shall deliver to the Company a certificate or certificates representing such Employee Investor Shares duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed; and (b) the Company shall pay to such Stockholder by certified or bank check or wire transfer of immediately available federal funds and/or Subordinated Promissory Note, as may be applicable, the purchase price of the Employee Investor Shares being purchased by the Company. The delivery of a certificate or certificates for Employee Investor Shares by any Stockholder selling such Employee Investor Shares pursuant to the Call Option shall be deemed a representation and warranty by such Person that: (i) such Stockholder has full right, title and interest in and to such Employee Investor Shares; (ii) such Stockholder has all necessary power and authority and has taken all necessary action to sell such Employee Investor Shares as contemplated; (iii) such Employee Investor Shares are free and clear of any and all liens or encumbrances; and (iv) there is no Adverse Claim with respect to such Employee Investor Shares.

        4.8.    Acknowledgment.    Each Stockholder holding any Employee Investor Shares of any Employee Investor acknowledges and agrees that neither the Company nor any Person directly or indirectly affiliated with the Company (in each case whether as a director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to such Stockholder, and such Stockholder shall not have any right to be advised of, any material information regarding the Company or otherwise at any time prior to, upon, or in connection with, (a) any termination of such Employee Investor's employment with the Company and its Subsidiaries, (b) the exercise of any Call Option or (c) any repurchase of any such Employee Investor Shares in accordance with the terms hereof.

5.    PREEMPTIVE RIGHTS.

        5.1.    Issuance of Subject Securities.    The Company shall not make any Issuance of any Subject Securities, except in compliance with the provisions of this Section 5.

        5.2.    Offer to Exercise.    Not fewer than 10 business days prior to the consummation of any Issuance, a notice (the "Preemptive Rights Offer Notice") shall be furnished by the Company to each Stockholder who, collectively with its Affiliates, owns an aggregate of at least 1% of the outstanding Common Stock (each such Stockholder, a "Preemptive Rights Offeree"). The Preemptive Rights Offer Notice shall include:

          (a)  the principal terms of such Issuance, including (i) the amount and kind of Subject Securities to be included in such Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities, if applicable, (iii) the Preemptive Rights Portion of such Preemptive Rights Offeree, (iv) the maximum and minimum price (including, if applicable, the maximum and minimum Price Per Equivalent Share) per unit of the Subject Securities and (v) the name and address of the Person to whom the Subject Securities will be issued (the "Subscriber"); and

          (b)  an offer by the Company to issue, at the option of such Preemptive Rights Offeree, to such Preemptive Rights Offeree such portion of the Subject Securities to be included in such Issuance as may be requested by such Preemptive Rights Offeree (not in any event to exceed the Preemptive Rights Portion of such Preemptive Rights Offeree), on the same economic terms and conditions, with respect to each unit of Subject Securities issued to the Preemptive Rights Offerees, as each of the Subscribers shall be issued units of Subject Securities.

        5.3.    Exercise.    Each Preemptive Rights Offeree desiring to accept the offer contained in the Preemptive Rights Offer Notice (each a "Participating Preemptive Rights Purchaser") shall send a written commitment (each, a "Preemptive Rights Acceptance Notice") to the Company within five business days after the effectiveness of the Preemptive Rights Offer Notice specifying the portion of the Subject Securities (not in any event to exceed the Preemptive Rights Portion of such Preemptive Rights Offeree) which such Preemptive Rights Offeree desires to be issued to it in the Issuance. Each Preemptive Rights Offeree who has not so accepted such offer shall be deemed to have waived all of its rights with respect to such Issuance, and the Company shall thereafter be free to issue Subject Securities in such Issuance to the Subscriber and any Participating Preemptive Rights Purchaser, at a

price no less than the minimum price set forth in the Preemptive Rights Offer Notice and on other principal terms not substantially more favorable to the Subscriber in such Issuance than those set forth in the Preemptive Rights Offer Notice, without any further obligation to such Preemptive Rights Offerees.

        5.4.    Obligation to Participate; Avoidance of Preemptive Rights Offer Notice.    The acceptance of each Participating Preemptive Rights Purchaser contained in its Preemptive Rights Acceptance Notice shall be irrevocable, and each such Participating Preemptive Rights Purchaser shall be bound and obligated to purchase in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as the Subscriber, such portion of Subject Securities as such Participating Preemptive rights Purchaser shall have specified in its Preemptive Rights Acceptance Notice; provided, however, that:

          (a)  if, prior to consummation of the Issuance, the terms of the Issuance shall change with the result that (i) the price shall be less than the minimum price set forth in the Preemptive Rights Offer Notice or (ii) the other principal terms shall be materially more favorable to the Subscriber in the Issuance than those set forth in the Preemptive Rights Offer Notice, then (A) the Preemptive Rights Notice shall be null and void and (B) the consummation of such Issuance shall be subject to the satisfaction anew of the requirements of this Section 5, including the issuance of a new Preemptive Rights Notice; and

          (b)  if, at the end of the 180th day following the date of effectiveness of the Preemptive Rights Offer Notice, the Company has not completed the Issuance, then: (i) each Participating Preemptive Rights Purchaser shall be released from its obligations under its Preemptive Rights Acceptance Notice; (ii) the Preemptive Rights Offer Notice shall be null and void; and (iii) the consummation of the Issuance shall be subject to the satisfaction anew of the requirements of this Section 5, including the issuance of a new Preemptive Rights Offer Notice.

        5.5.    Certain Legal Requirements.    If the participation in the Issuance by a Participating Preemptive Rights Purchaser would require under applicable law (a) the registration or qualification of the Subject Securities included in the Issuance or of any Person as a broker or dealer or agent with respect to such Subject Securities or (ii) the provision to any participant in the Issuance of any information regarding the Company or such Subject Securities, then such Participating Preemptive Rights Purchaser shall not have the right to participate in the Issuance. Without limiting the generality of the foregoing, it is understood and agreed that, unless otherwise required to do so, the Company shall not be under any obligation to effect a registration of such Subject Securities under the Securities Act or similar state statutes.

        5.6.    Further Assurances.    Each Participating Preemptive Rights Purchaser and each Stockholder to whom the Shares held by such Participating Preemptive Rights Purchaser were originally issued, shall, whether in its capacity as a Participating Preemptive Rights Purchaser or a director, officer or stockholder of the Company, or otherwise, take, or cause to be taken, all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Issuance pursuant to this Section 5 and any related transactions, including: (a) executing, acknowledging and delivering consents, assignments, waivers and other documents and instruments; (b) filing applications, reports, returns, filings and other documents and instruments with governmental authorities; and (c) otherwise cooperating with the Company and the Subscriber in such Issuance. Without limiting the generality of the foregoing, each Participating Preemptive Rights Purchaser and each other Stockholder agrees to execute and deliver such subscription and other agreements as my be reasonably specified by the Company in such Issuance, provided that the Subscriber will also be party to such agreements.

        5.7.    Closing.    The closing of an Issuance pursuant to this Section 5 shall take place at such time and place as the Company shall specify by notice to each Participating Preemptive Rights Purchaser.

        5.8.    Excluded Transactions.    The provisions of this Section 5 shall not restrict any Issuance of Common Stock upon the exercise or conversion of any Options or Convertible Securities outstanding on the date hereof or issued after the date hereof (a) pursuant to any Management Incentive Plan approved by the Board or (b) in compliance with the provisions of this Section 5.

        5.9.    Certain Provisions Applicable to Options and Convertible Securities.    In the event that the Issuance of Subject Securities shall result in any increase in the number of shares of Common Stock issuable upon exercise of any Options or Convertible Securities, including by reason of any antidilution adjustment thereto, the number of shares (or Equivalent Shares, if applicable) of Subject Securities which the holders of such Options or Convertible Securities, as the case may be, shall be entitled to purchase pursuant to this Section 5, if any, shall be reduced, share for share, by the amount of any such increase.

6.    COVENANTS.

        6.1.    Reports Under Exchange Act.    Whether or not required by the Commission, the Company from time to time shall file a copy of all of the following information with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission shall not accept such a filing, in which case the Company shall, within such time periods, provide such information to the Stockholders) and make such information available to securities analysts and prospective investors upon request:

          (a)  all information that would be required to be contained in a filing with the Commission in an annual report on Form 10-K if the Company were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and a report issued by the certified independent accountants of the Company in respect of the annual financial statements of the Company;

          (b)  all information that would be required to be contained in a filing with the Commission in a quarterly report on Form 10-Q if the Company were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and

          (c)  all information that would be required to be contained in a filing with the Commission in a current report on Form 8-K if the Company were required to file such reports.

In addition, the Company agrees that: (i) upon the request of the Stockholders holding a majority of the Shares then outstanding, the Company shall voluntarily register the Common Stock under section 12 of the Exchange Act; (ii) the Company shall at all times take such action as is necessary to enable the Stockholders to sell securities to the public under Rule 144; and (iii) the Company shall furnish to any Stockholder, so long as such Stockholder owns any Shares, forthwith upon request (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (B) such other information as may be reasonably requested by such Stockholder to avail itself of any rule or regulation of the Commission which permits the selling of any securities of the Company to the public.

        6.2.    Directors' and Officers' Insurance.    The Company agrees that it will at all times maintain with financially sound and reputable insurers insurance for each individual serving as a director or officer of the Company, in each case against claims and liabilities that (a) are customarily covered by insurance of such type and (b) arise by reason such individual being, or having been, a director or officer of the Company or any of its Subsidiaries or by reason of any action taken or omitted (or alleged to have been taken or omitted) by such individual as a director or officer of the Company or any of its Subsidiaries, including any action taken or omitted (or alleged to have been taken or omitted) that may be determined to constitute negligence, whether or not the Company or any of its Subsidiaries would have the power to indemnify such individual against such liability.

        6.3.    Observer Rights.    The Company agrees that, upon the written request of any Stockholder that owns at least 10% of the Shares, one representative designated by such Stockholder (a) shall be entitled to receive all notices, and to attend all meetings, of the Board in a non-voting observer capacity and (b) shall be entitled to receive copies of all minutes of such meetings, together with copies of any items distributed to the members of the Board at such meetings, in each case whether or not such designated representative attends any such meeting; provided, however, that if any such information is deemed confidential by the Company, such designated representative shall first provide the Company with reasonable assurances in writing that such designated representative will maintain the confidentiality of such information.

        6.4.    Sale of the Enterprise.    The Company agrees that, without the prior written consent of the Stockholders holding at least 58% of the shares of Common Stock then outstanding, the Company shall not effect, or commit to effect, any Sale of the Enterprise.

        6.5.    Joinder of Stockholders.    The Company agrees that, prior to the issuance of any Shares to any Person (including any Stockholder) that has not executed this Agreement, the Company will require such Person to execute an acknowledgement and agreement, in a form reasonably satisfactory to the Company, pursuant to which such Person acknowledges and agrees that: (a) the Shares owned by such Person are Shares and, if applicable, Employee Investor Shares under this Agreement; and (b) such Person is subject to all of the provisions of, is bound by, and is a party to, this Agreement as a Stockholder and, if applicable, a holder of Employee Investor Shares.

        6.6.    Notice to Transferees.    Each Stockholder agrees that it will not transfer any Shares to any Person unless such Stockholder shall notify such Person in writing that: (a) the Shares to be transferred to such Person shall remain Shares and, if applicable, Employee Investor Shares under this Agreement; and (b) such Person shall be subject to all of the provisions of, shall be bound by, and shall be deemed to be a party to, this Agreement as a Stockholder and, if applicable, a holder of Employee Investor Shares; provided, however, that any failure by such Stockholder to so notify such Person shall not relieve such Stockholder or such Person of any of its obligations hereunder.

        6.7.    Restrictive Legends.    The Company and the Stockholders acknowledge and agree that the Company will cause each certificate representing any Share to have the following legend endorsed conspicuously thereupon:

  "The voting of the securities represented by this certificate, and the sale, encumbrance or other disposition of the securities represented by this certificate, are subject to the provisions of a Stockholders Agreement to which the issuer and its securityholders are party, a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge."

        The Company and the Stockholders acknowledge and agree that the Company will cause each certificate representing any Employee Investor Share to also have the following legend endorsed conspicuously thereupon:

  "The securities represented by this certificate were originally issued to, or issued with respect to securities originally issued to, the following Employee Investor:                        ."

7.    REMEDIES.

        7.1.    Generally.    The Company and each Stockholder shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any Stockholder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties shall be entitled to specific performance of the obligations of the other parties and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

        7.2.    Deposit.    Without limiting the generality of Section 7.1, if, in connection with any Sale pursuant to Section 3, any Seller fails to deliver to any Purchaser of any Shares to be sold in such Sale the certificate or certificates evidencing such Shares, then such Purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100,000,000 (the "Escrow Agent") and the Company shall cancel on its books the certificate or certificates representing such Shares and thereupon all of such Seller's rights in and to such Shares shall terminate. Thereafter, upon delivery to such Purchaser by such Seller of the certificate or certificates evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed), such Purchaser shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such Purchaser) to such Seller.

8.    AMENDMENT, TERMINATION, ETC.

        8.1.    No Oral Modifications.    This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

        8.2.    Written Modifications.    This Agreement may be amended, supplemented, or modified, and the provisions hereof may be waived, only by an agreement in writing signed by the Stockholders holding at least 66 2/3% of the shares of Common Stock then outstanding. This Agreement may be terminated in its entirety at any time by an agreement in writing signed by the Stockholders holding at least 66 2/3% of the shares of Common Stock then outstanding. Each such amendment, modification, termination and waiver shall be binding upon each party and each Stockholder subject hereto. In addition, each party and each Stockholder subject hereto may waive any right hereunder by an instrument in writing signed by such party or Stockholder.

        8.3.    Termination.    This Agreement shall expire on the earlier of (a) the date on which a Sale of the Enterprise is consummated and (b) the fifth anniversary of the date hereof. The termination of this Agreement shall not relieve any Person of any liability for any breach of this Agreement prior to the termination hereof.

9.
MISCELLANEOUS.

        9.1.    Initial Stockholders.    Each party acknowledges and agrees that, in accordance with the Plan, (a) each Initial Stockholder that has not executed this Agreement is nonetheless deemed to be a party to this Agreement as a Stockholder and (b) each such Initial Stockholder and its Shares are bound by all of the terms and provisions of this Agreement.

        9.2.    Authority; Effect.    Each party represents and warrants to, and agrees with, each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties as members of a joint venture or other association.

        9.3.    Notices.    Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, consent, approval, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, unless actual receipt of the notice is required by this Agreement, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified; provided, however, that notice to the holder of record of any Shares shall be deemed to be notice to the holder of such Shares for all purposes hereof.

        If to the Company, to it at Archibald Candy Corporation, 1137 West Jackson Boulevard, Chicago, Illinois 60607, telecopy number (312) 243-3992, to the attention of its chief executive officer, with a copy to Ropes & Gray, One International Place, Boston, Massachusetts 02110-2624, telecopy number (617) 951-7050, to the attention of Collin J. Beecroft, Esq.

        If to any Stockholder, to it at its address set forth in the stock records of the Company.

        9.4.    Binding Effect, etc.    Except for restrictions on transfer of Shares set forth in the Certificate of Incorporation of the Company, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto (including the Initial Stockholders that have not executed this Agreement) and their respective heirs, representatives, successors and assigns.

        9.5.    Descriptive Headings.    The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

        9.6.    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

        9.7.    Severability.    In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

10.
GOVERNING LAW, ARBITRATION.

        10.1.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

        10.2.    Consent to Jurisdiction.    Each party to this Agreement:

          (a)  irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof;

          (b)  waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and

          (c)  agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.

Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.3 is reasonably calculated to give actual notice.

        10.3.    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 10.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        10.4.    Exercise of Rights and Remedies.    No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	ARCHIBALD CANDY CORPORATION
	By:	/s/ Ted A. Shepherd
		Name:	Ted A. Shepherd
		Title:	President, Chief Executive Officer and Secretary

[The remainder of this page is intentionally blank.]

STOCKHOLDER:	BARCLAYS BANK PLC
Address:	By:	/s/ Steven J. Landzberg
		Name:	Steven J. Landzberg
Barclays Bank PLC		Title:	Director
222 Broadway Avenue, 10th Floor New York, New York 10038

STOCKHOLDERS:	CSAM HY FOCUS
Address:	By:	/s/ David H. Lerner
		Name:	David H. Lerner
466 Lexington Avenue, 14th Floor		Title:	Authorized Signatory
New York, NY 10017
BEACBO-2
Address:	By:	/s/ David H. Lerner
		Name:	David H. Lerner
Same as above		Title:	Authorized Signatory

STOCKHOLDER:	CREDIT SUISSE ASSET MANAGEMENT, LLC As Agent for the attached list of twenty-eight Beneficial Owners
Address:	By:	/s/ Philip L. Schantz
		Name:	Philip L. Schantz
15th Floor		Title:	Director
466 Lexington Avenue New York, NY 10017-3140

CSAM-SYDNEY CSAM HIGH GRADE BOND FUND
POLICEMEN & FIREMEN RETIRE SYSTEM—DETROIT
EXIDE CORP MASTER RETIREMENT TR—FIXED
FAIRFAX CTY URS—FIXED INCOME PORTFOLIO
CREDIT SUISSE ASSET MANAGEMENT INCOME FD
MEDIOLANUM TOP MANAGERS GLOBAL HY FUND
CITY OF NEW YORK EMP RET SYS HIGH YIELD
CITY OF NEW YORK POLICE PEN FD HIGH YLD
CITY OF NEW YORK TEACHER'S RETIREMENT SYSTEM
NORTHWESTERN UNIVERSITY
HYP—FONDS (NY)
PE CORPORATION (NY)
CREDIT SUISSE INSTITUTIONAL HIGH YIELD
NABISCO FOODS
RJR TOBACCO CO—DOMESTIC HIGH YIELD
SEI GLOBAL—HIGH YIELD FIXED INCOME
UNITED PARCEL SERVICE RETIREMENT PLAN
UNIVERSITY OF MARYLAND
NORTHROP GRUMMAN CORP—HY PORTFOLIO
CREDIT SUISSE FIXED INCOME FUND
CS GLOBAL CORE PLUS FIXED INCOME MOTHER FUND
CREDIT SUISSE HIGH YIELD BOND FUND
WESTMORELAND COUNTY
CS GLOBAL FIXED INCOME FUND
ALCAN CORP MASTER RETIREMENT TRUST
BASIL
CS ANLAGESTIFTUNG HIGH YIELD BOND US
CS GLOBAL BOND PLUS MOTHER FUND—NOMURA

STOCKHOLDERS:	DELAWARE STREET CAPITAL FUND LTD.
Address:	By:	/s/ Andrew G. Bluhm
		Name:	Andrew G. Bluhm
900 N. Michigan Avenue		Title:	Managing Partner
Chicago, IL 60611 Phone: (312) 915-2842 Fax: (312) 915-3053
LAMB PARTNERS
Address:	By:	/s/ Andrew G. Bluhm
		Name:	Andrew G. Bluhm
(same as above)		Title:	Partner
CLAM PARTNERS LLC CLAM MANAGER, LLC
Address:	By:	/s/ Greg Carlin
		Name:	Greg Carlin
(same as above)		Title:	Managing Member

STOCKHOLDERS:	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Address:	By:	/s/ Steven J. Katz
		Name:	Steven J. Katz
MASS MUTUAL		Title:	Second Vice President and
C/O D.L. BABSON & Co.			Associate General Counsel
1500 Main Street Suite 2800 Springfield, MA 01115 Attn: Steven J. Katz Telephone: 413-226-1059
Fax: 413-226-2059	MASSMUTUAL/DARBY CBO LLC
	By:	MassMutual/Darby CBO IM, Inc. as LLC Manager
Address:	By:	/s/ Elliot Cohen
		Name:	Elliot Cohen
Same as above		Title:	Vice President
MASSMUTUAL HIGH YIELD PARTNERS II, LLC
	By:	HYP Management, Inc. As Managing Member
Address:	By:	/s/ Richard B. McGauley
Name:
Same as above		Title:	Vice President
SAAR HOLDINGS CDO LIMITED
	By:	Mass Mutual Life Insurance Co., As Collateral Manager
Address:	By:	/s/ Steven J. Katz
		Name:	Steven J. Katz
Same as above		Title:	Second Vice President and Associate General Counsel

PERSEUS CDO I, LIMITED
	By:	Mass Mutual Life Insurance Co., as Portfolio Manager
Address:	By:	/s/ Steven J. Katz
		Name:	Steven J. Katz
Same as above		Title:	Second Vice President and Associate General Counsel
MASSMUTUAL GLOBAL CBO I, LIMITED
	By:	Mass Mutual Life Insurance Co., As Collateral Manager
Address:	By:	/s/ Steven J. Katz
		Name:	Steven J. Katz
Same as above		Title:	Second Vice President and Associate General Counsel
SIMSBURY CLO, LIMITED
	By:	Mass Mutual Life Insurance Co., As Collateral Manager
Address:	By:	/s/ Steven J. Katz
		Name:	Steven J. Katz
Same as above		Title:	Second Vice President and Associate General Counsel
MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED
	By:	Mass Mutual Life Insurance Co., As Investment Manager
Address:	By:	/s/ Steven J. Katz
		Name:	Steven J. Katz
Same as above		Title:	Second Vice President and Associate General Counsel

STOCKHOLDERS:	DEBT STRATEGIES FUND, INC.
Address:	By:	/s/ Michael Brown
		Name:	Michael Brown
800 Scudders Mill Road—Section 1B		Title:	Authorized Signatory
Plainsboro, New Jersey 08536
MASTER U.S. HIGH YIELD TRUST
Address:	By:	/s/ Michael Brown
		Name:	Michael Brown
Same as above		Title:	Authorized Signatory
MERRILL LYNCH VARIABLE SERIES FUND, INC.—MERRILL LYNCH HIGH CURRENT INCOME FUND
Address:	By:	/s/ Michael Brown
		Name:	Michael Brown
Same as above		Title:	Authorized Signatory
MERRILL LYNCH GLOBAL CURRENCY BOND SERIES—U.S. HIGH YIELD PORTFOLIO
	By:	Merrill Lynch Investment Managers, L.P. as Investment Advisor
Address:	By:	/s/ Michael Brown
		Name:	Michael Brown
Same as above		Title:	Authorized Signatory

STOCKHOLDERS:	PUTNAM HIGH YIELD TRUST
PUTNAM HIGH YIELD ADVANTAGE FUND
PUTNAM VARIABLE TRUST—PUTNAM VT HIGH YIELD TRUST
PUTNAM MASTER INCOME TRUST
PUTNAM PREMIER INCOME TRUST
PUTNAM MASTER INTERMEDIATE INCOME TRUST
PUTNAM DIVERSIFIED INCOME TRUST
PUTNAM FUNDS TRUST—PUTNAM HIGH YIELD TRUST II
PUTNAM MANAGED HIGH YIELD TRUST
PUTNAM VARIABLE TRUST—PUTNAM VT DIVERSIFIED INCOME FUND
TRAVELERS SERIES FUND, INC.—PUTNAM DIVERSIFIED INCOME PORTFOLIO
	By:	Putnam Investment Management, LLC
Address:	By:	/s/ John R. Verani
		Name:	John R. Verani
One Post Office Square		Title:	Senior Vice President
Boston, MA 02109
PUTNAM HIGH YIELD MANAGED TRUST PUTNAM HIGH YIELD FIXED INCOME FUND, LLC
	By:	Putnam Fiduciary Trust Company
Address:	By:	/s/ John R. Verani
		Name:	John R. Verani
Same as above		Title:	Senior Vice President
STRATEGIC GLOBAL FUND—HIGH YIELD FIXED INCOME (PUTNAM) FUND PUTNAM WORLD TRUST II—PUTNAM YIELD BOND FUND MARSH & MCLENNAN COMPANIES, INC. U.S. RETIREMENT FUND
	By:	The Putnam Advisory Company
Address:	By:	/s/ John R. Verani
		Name:	John R. Verani
Same as above		Title:	Senior Vice President

STOCKHOLDER:	SAGAMORE HILL HUB FUND LTD.
Address:	By:	/s/ Mark May
		Name:	Mark May
c/o Sagamore Hill Capital		Title:	Managing Director
2 Greenwich Office Park Greenwich, CT 06831

STOCKHOLDERS:	GREAT POINT CLO 1999-1 LTD.
	By:	Sankaty Advisors, As Collateral Manager
	By:	/s/ Tim Barns
		Name:	Tim Barns
		Title:	Senior Vice President
GREAT POINT CBO 1998-1 LTD.
	By:	Sankaty Advisors, As Collateral Manager
	By:	/s/ Tim Barns
		Name:	Tim Barns
		Title:	Senior Vice President
BRANT POINT CLO 1999-1 LTD.
	By:	Sankaty Advisors, As Collateral Manager
	By:	/s/ Tim Barns
		Name:	Tim Barns
		Title:	Senior Vice President

QuickLinks

  Exhibit 4.1
ARCHIBALD CANDY CORPORATION STOCKHOLDERS AGREEMENT Dated as of November 1, 2002
TABLE OF CONTENTS
ARCHIBALD CANDY CORPORATION STOCKHOLDERS AGREEMENT